As filed with the Securities and Exchange Commission on October 19, 2023

Registration No. 333-208097

Registration No. 333-222003

Registration No. 333-226330

Registration No. 333-228094

Registration No. 333-230216

Registration No. 333-240178

Registration No. 333-254157

Registration No. 333-260927

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-8 Registration Statement No. 333-208097

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-222003

Form S-8 Registration Statement No. 333-226330

Form S-8 Registration Statement No. 333-228094

Form S-8 Registration Statement No. 333-230216

Form S-8 Registration Statement No. 333-240178

Form S-8 Registration Statement No. 333-254157

Form S-8 Registration Statement No. 333-260927

UNDER

THE SECURITIES ACT OF 1933

Nabriva Therapeutics plc

(Exact name of registrant as specified in its charter)

Ireland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Armanino LLP 231 Market Place, Suite 373 San Ramon, California	94583
(Address of principal executive offices)	(Zip Code)

Stock Option Plan 2007, as amended

Stock Option Plan 2015, as amended

2017 Share Incentive Plan, as amended

2018 Employee Share Plan

2019 Inducement Share Incentive Plan

2020 Share Incentive Plan, as amended

2021 Inducement Share Incentive Plan, as amended

(Full titles of the plans)

David Maggio

Chief Financial Officer

Nabriva Therapeutics plc

c/o Armanino LLP

231 Market Place, Suite 373

San Ramon, California 94583

(214) 505-0254

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a "Registration Statement" and, collectively, the "Registration Statements"), previously filed by Nabriva Therapeutics plc (the "Company"), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-208097), originally filed with the SEC on November 18, 2015, pertaining to the registration of common shares, nominal value €1.00 per share, of Nabriva Therapeutics AG under that company’s Stock Option Plan 2007 (the “2007 Plan”) and Stock Option Plan 2015 (the “2015 Plan”), as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on July 28, 2017 by the Company as successor issuer to Nabriva Therapeutics AG and the Company assuming the obligations of Nabriva Therapeutics AG under the 2007 Plan and the 2015 Plan;
•	Registration Statement on Form S-8 (File No. 333-222003), originally filed with the SEC on December 12, 2017, pertaining to the registration of 3,480,999 ordinary shares, nominal value $0.01 per share, of the Company (the “Ordinary Shares”) under the 2017 Share Incentive Plan, as amended (the “2017 Plan”);
•	Registration Statement on Form S-8 (File No. 333-226330), originally filed with the SEC on July 25, 2018, pertaining to the registration of (i) an additional 1,468,301 Ordinary Shares under the 2017 Plan and (ii) 1,000,000 Ordinary Shares issuable pursuant to inducement equity awards not made under any plan;
•	Registration Statement on Form S-8 (File No. 333-228094), originally filed with the SEC on October 31, 2018, pertaining to the registration of 500,000 Ordinary Shares under the Company’s 2018 Employee Share Purchase Plan;
•	Registration Statement on Form S-8 (File No. 333-230216), originally filed with the SEC on March 12, 2019, pertaining to the registration of (i) an additional 2,000,000 Ordinary Shares under the 2017 Plan and (ii) 2,000,000 Ordinary Shares under the Company’s 2019 Inducement Share Incentive Plan;
•	Registration Statement on Form S-8 (File No. 333-240178), originally filed with the SEC on July 29, 2020, pertaining to the registration of 20,225,480 Ordinary Shares under the Company’s 2020 Share Incentive Plan, as amended;
•	Registration Statement on Form S-8 (File No. 333-254157), originally filed with the SEC on March 11, 2021, pertaining to the registration of 200,000 Ordinary Shares under the Company’s 2021 Inducement Share Incentive Plan, as amended (the “2021 Inducement Plan”); and
•	Registration Statement on Form S-8 (File No. 333-260927), originally filed with the SEC on November 9, 2021, pertaining to the registration of an additional 300,000 Ordinary Shares under the 2021 Inducement Plan.

The Company is filing this Post-Effective Amendment No. 2 to Registration Statement No. 333-208097 and Post-Effective Amendment No. 1 to Registration Statement Nos. 333-222003, 333-226330, 333-228094, 333-230216, 333-240178, 333-254157 and 333-260927 to withdraw and remove from registration any and all Ordinary Shares that remain unsold or otherwise unissued under the Registration Statements.

On January 9, 2023, after an assessment of the Company’s strategic options, the Company’s board of directors approved a plan to preserve the Company’s cash to adequately fund an orderly wind down of the Company’s operations (the “Cash Preservation Plan”). As part of the Cash Preservation Plan, the Company has terminated all of the Company’s employees.

In connection with the Cash Preservation Plan, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on October 19, 2023.

NABRIVA THERAPEUTICS PLC

By:	/s/ David Maggio
Name:	David Maggio
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.